ADVISOR AGREEMENT
This Advisor Agreement (“Agreement”) is entered into as of March 21, 2024 (the “Effective Date”) by and among TD SYNNEX Corporation, a Delaware corporation (“Company”) and Duane Zitzner (“Advisor”).
The parties agree as follows:
1.Services. Advisor agrees to act as an Advisor to the Board of Directors (the “Board”) and the Audit Committee of the Board and provide strategic and operational advice from time to time, as requested by the Board Chair or Audit Committee Chair; to attend Audit Committee meetings during the term of this Agreement; to participate in discussions with the Chief Financial Officer of the Company and the Company’s auditors, as requested by the Audit Committee Chair; and to attend such other meetings of the Board as may be requested by the Chair of the Board (collectively, the “Services”).
2.Compensation. As full consideration for the Services performed by Advisor under this Agreement, the Company agrees to pay Advisor $71,250 per quarter for a period of up to three (3) quarters from the Effective Date. Each quarterly payment shall be made at the beginning of the relevant quarter. Additionally, in the event the Company determines to terminate this Agreement, other than by reason of Advisor’s material breach of this Agreement or by reason of Advisor’s death or total and permanent disability prior the end of the Term, any fees for unpaid quarters will be paid as soon as practicable, but in no event later than four (4) business days, following the date of termination of this Agreement.
3.Expenses. Company shall reimburse Advisor for reasonable travel and related expenses incurred in the course of performing Services hereunder.
4.Confidentiality. Advisor shall maintain in confidence and not publish or otherwise disclose to third parties or use for any purpose other than providing the Services hereunder any Confidential Information of the Company, unless otherwise approved in writing by the Company. As used in this Agreement “Confidential Information” shall mean any information or other subject matter disclosed to Advisor by the Company in connection with Advisor’s performance of the Services or other information about the Company that Advisor should reasonably understand to be confidential information of the Company. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) was publicly known and generally available in the public domain prior to the time of disclosure to Advisor; (ii) becomes publicly known and generally available after disclosure to Advisor through no action or inaction of Advisor; or (iii) is in the possession of Advisor, without confidentiality restrictions, at the time of disclosure as shown by Advisor’s files and records immediately prior to the time of disclosure.
5.Ownership of Materials. All Confidential Information including without limitation, tangible materials received from the Company shall remain the property of the Company, and Advisor shall deliver all Confidential Information to the Company upon the expiration or termination of this Agreement, or earlier if so requested by the Company.
6.No Conflict. Advisor represents that Advisor’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Advisor may have to any other person or entity (such as a present or former employer), including obligations under the Company’s Insider Trading Policy, and obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Advisor agrees that Advisor will not do anything in the performance of Services hereunder that would violate any such duty.

7.Legal Relationship. Advisor is an independent contractor and will not act as agent nor shall the Advisor be deemed a Director or employee of the Company or any of its affiliates, or entitled to participate in any employee benefit plan of the Company or receive any benefit available to employees of the Company, including insurance, worker’s compensation, retirement and vacation benefits. Advisor shall not have any authority to, and shall not, make any representation or promise or enter into any agreement on behalf of the Company.
8.Term and Termination. This Agreement may be terminated by Advisor, with or without cause, upon ten (10) days’ notice. The term of this Agreement shall end upon the expiration of the three (3) quarters after the Effective Date (the “Term”). The provisions of Sections 4, 5 and 9 shall survive expiration or termination of this Agreement for any reason.
9. Indemnification. The Company agrees to continue Advisor’s current indemnification agreement, with such changes as are necessary to reflect that Advisor is an advisor and not a board member, through the Term of this Agreement.
10.Miscellaneous. This Agreement shall be governed by the laws of the State of California, without reference to its conflicts of laws provisions. This Agreement and the agreements referred to herein are the only and entire agreements between the parties and supersede all prior agreements and representations with respect to the subject matter hereof. This Agreement may be amended or modified only by a written document signed by both parties. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADVISOR /s/ Duane Zitzner Print Name: Duane Zitzner	TD SYNNEX CORPORATION By: /s/ David R. Vetter Name: David R. Vetter Title: Chief Legal Officer

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